Exhibit 10.2

ORBCOMM INC.

2016 LONG-TERM INCENTIVES PLAN

PERFORMANCE UNIT AWARD

To:  [Name of Participant]

In accordance with the 2016 Long-Term Incentives Plan (the “Plan”), of ORBCOMM Inc. (the “Company”), you (the “Participant”), as a key employee of the Company, have been granted an award (the “Award”) of performance units (“Performance Units”).  Capitalized terms used in this Award and not otherwise defined herein will have the respective meanings ascribed to them in the Plan.

The Performance Units have been awarded to you upon the following terms and conditions:

1. Terms of Performance Units.

(a) Subject to the provisions of Section 2 of this Award, you shall be eligible to receive cash or shares of Stock as determined in accordance with Section 3 of this Award in respect of the Performance Units subject to this Award (the “Performance Unit Payout”) based on the Market Price (as defined below) of the Company’s Stock as of December 31 of each fiscal year for the Company’s [2017] through [2019] fiscal years (the “Performance Periods”).

(b) Subject to the provisions of Section 2 of this Award, the maximum aggregate amount payable to the Participant pursuant to the Performance Unit shall equal [45% of the Participant’s 2017 base salary] and shall be allocated in three equal amounts to each of the Performance Periods.

2. Vesting and Payment.

(a) Performance Vesting.  Subject to Section 2(b), promptly following the end of each Performance Period and in any event by March 15 of the calendar year immediately following the calendar year in which the Performance Unit vests, the amount of cash (or the number of shares of Stock) payable to you in respect of the Performance Units subject to this Award shall be determined for such Performance Period by multiplying the number of Performance Units allocated to such Performance Period by the applicable percentage determined by the Committee in accordance with Attachment 1 hereto based on the Market Price of the Stock as of December 31 of such Performance Period compared to the target price of the Stock set forth on Attachment 1 hereto.  Any Performance Unit amounts allocated to a Performance Period and not earned in that Performance Period shall expire and be forfeited and shall not be carried over into any subsequent Performance Period.  For purposes of this Award the “Market Price” of the Stock on December 31 of each Performance Period will be determined by using the average of the daily closing prices per share of the Stock as reported on the Nasdaq Stock Market for the twenty (20) trading days immediately preceding such date. Any payout in respect of Performance Units subject to this Award may be in cash, in Stock or partly in cash and partly in Stock, as the Committee may determine. Any shares of Stock payable pursuant to this Section 2(a) will be calculated based upon the Fair Market Value of the Stock on the trading day immediately preceding the payout date (or such other date as the Committee shall determine in its sole discretion).  Payment of such cash or shares of Stock shall be paid by March 15th of the calendar year immediately following the calendar year in which each Performance Period ends (the “Performance Unit Payment Date”), provided that the Participant remains an Employee as of such Performance Unit Payment Date.

(b) Change of Control. Subject to the other terms and conditions set forth herein, upon the effective date of a Change in Control, the vesting of all unvested Performance Units will be accelerated and the vesting of the Performance Units for each remaining Performance Period will be determined as if the Market Price of the Stock at the end of such Performance Period were the per share value of the Stock in the Change of Control transaction.  Payment of the cash or shares of Stock payable with respect to the Performance Units shall be made within thirty (30) days after the Change in Control, but in no event later than March 15th of the calendar year immediately following the calendar year in which the Change of Control occurs.

(c) Separation of Service.  Except as otherwise specifically provided in a written agreement between the Participant and the Company, if, prior to Performance Unit Payment Date  of the Performance Units pursuant to this Section 2, Participant ceases to be employed by the Company for any reason (voluntary or involuntary) including death or permanent long-term disability, which constitutes a “separation from service” under Internal Revenue Code Section 409A, as amended from time to time, including any regulations and other guidance issued thereunder by the Department of the Treasury and/or the Internal Revenue Service (collectively, “Section 409A”), then, subject to the other terms and conditions set forth herein, Participant’s rights to all of the unpaid  Performance Units will immediately expire and terminate as of the date of such cessation of employment.

3. Delivery of Cash or Shares.

As promptly as practicable after (i) cash or shares of Stock have been determined by the Committee to be payable in accordance with Section 1 of this Award in respect of the Performance Units subject to this Award and (ii) the Company has been reimbursed for all required withholding taxes in respect of the Stock and/or cash payable in respect of such Performance Units, and in accordance with the time periods set forth in this Award, the Company shall deliver to you (or in the event of your death, to your estate or any person who acquires your interest in such Performance Units by bequest or inheritance) cash, shares of Stock or a combination thereof, as shall be determined by the Committee, in respect of such Performance Units.

4. Restriction on Transfer.

The cash and/or Stock payable in respect of the Performance Units subject to this Award will be deliverable, during your lifetime, only to you and the Performance Units are not transferable by you other than (a) by will or by the laws of descent and distribution; or (b) by gift to your spouse or natural, adopted or step-children or grandchildren (“Immediate Family Members”) or to a trust for the benefit of one or more of your Immediate Family Members or to a family charitable trust established by you or a member of your family.

5. Adjustments.

In the event of any change in or affecting the outstanding shares of Stock by reason of a stock dividend or split, merger or consolidation on or after the date of the Award, or various other events, adjustments will be made as appropriate in connection with the Performance Units (including the performance measures set forth on Attachment 1 hereto) as contemplated in the Plan. Notwithstanding anything in this paragraph to the contrary, no adjustment will be made to the Award to the extent that the adjustment would constitute an additional deferral or acceleration of payment in violation of Section 409A.

6. Income Tax Matters.

The Company will have the right, in connection with the vesting of Performance Units under this Award, (a) to deduct from any payment otherwise due by the Company to Participant or any other person receiving delivery of cash or shares of Stock an amount equal to any taxes required to be withheld by law with respect to such delivery, (b) to require Participant or any other person receiving such delivery to pay to the Company an amount sufficient to provide for any such taxes so required to be withheld or (c) to sell such number of shares of Stock otherwise deliverable as may be necessary so that the net proceeds of such sale will be an amount sufficient to provide for any such taxes so required to be withheld.

7. Section 409A.

(a) This Award will be administered, interpreted and construed as exempt from or in compliance with Section 409A.  It is the intent of this Award that each payment hereunder will be exempt from Section 409A under the “short term deferral exemption” of Section 409A.  Each payment hereunder, including each installment payment, will be treated as a separate payment for purposes of Section 409A.  The Participant acknowledges and agrees that the Company will not be liable for, and nothing provided or contained in this Award will obligate or cause the Company to be liable for, any tax, interest or penalties imposed on the Participant related to or arising with respect to any violation of Section 409A.  For purposes of this Award, any reference to “separation from service”, “termination of employment”, “termination” or similar reference will be construed to be a reference to “separation from service” within the meaning of Section 409A.

(b) Notwithstanding any other provision of this Award to the contrary, to the extent that any amount payable or benefit to be provided under this Award constitutes non-qualified deferred compensation that is not exempt from Section 409A, and such amount or benefit is payable or to be provided as a result of separation from service, and the Participant is a “specified employee” (as defined and determined under Section 409A and any relevant procedures that the Company may establish) at the time of his separation from service, then such payment or benefit will not be made or provided to the Participant until the day after the date that is six (6) months following the Participant’s separation from service, at which time all payments or benefits that otherwise would have been paid or provided to the Participant under this Award during that six-month period, but were not paid or provided because of this Section 9(b), will be paid or provided, with any cash payment to be made in a single lump sum (without any interest with respect to that six-month period).  This six-month delay will cease to be applicable if the Participant’s separation from service due to death or if the Participant dies before the six-month period has elapsed, in which event any such payments or benefits will be paid or provided to the Participant’s estate within thirty (30) days of the date of death.

8. Forfeiture in the Event of Competition and/or Solicitation.

The Participant acknowledges that his or her continued employment with the Company and the Performance Units are sufficient consideration for the obligations contained in this Award, including, without limitation, the restrictions imposed upon the Participant by this Section 8.

(a) Non-Competition.  The Participant expressly agrees and covenants that during the Participant’s employment and for the six (6)-month period immediately thereafter, the Participant will not, anywhere in the world, whether directly or indirectly, for himself or herself or for any third party, (i) engage in any business activity, (ii) provide professional services to another person or entity (whether as an employee, consultant, or otherwise), or (iii) become a partner, member, principal, or stockholder having a 10% or greater interest in any entity, but in each such case, only to the extent that such activity, person or entity is in competition with the Business (as defined below).  The Participant acknowledges and understands that, due to the global nature of the Company’s business and the technological advancements in electronic communications around the world, any geographic restriction of the Participant’s obligation under this Section 8(a) would be inappropriate and counter to the protections sought by the Company hereunder.

(b) Non-Solicitation.  The Participant expressly agrees and covenants that during the Participant’s employment and for the one (1)-year period immediately thereafter, the Participant will not, anywhere in the world, whether directly or indirectly, for himself or herself or for any third party:  (i) solicit any business or contract, or enter into any business or contract, directly or indirectly, with any supplier, licensee, customer or partner of the Company that (A) was a supplier, licensee, customer or partner of the Company at, or within six (6) months prior to, the termination of Participant’s employment, or (B) was a prospective supplier, licensee, customer, or partner of the Business at the time of the Participant’s termination of employment, and in either case, for purposes of engaging in an activity that is in competition with the Business; or (ii) solicit or recruit, directly or indirectly, any of the Company’s or its subsidiaries’ employees, or any individual who was employed by the Company’s or its subsidiaries’ within six (6) months prior to the termination of the Participant’s employment, for employment or engagement (whether as an employee, consultant or otherwise) with a person or entity involved in marketing or selling products or services competitive with the Business.  The Participant acknowledges and understands that, due to the global nature of the Company’s business and the technological advancements in electronic communications around the world, any geographic restriction of the Participant’s obligation under this Section 8(b) would be inappropriate and counter to the protections sought by the Company hereunder.

(c) Forfeiture. If the Company determines that the Participant has violated any provisions of Section 8(a) or 8(b), then the Participant agrees and covenants that:

(i)any portion of Performance Units (whether vested or unvested) that has not been paid to the Participant as of the date of such determination will be immediately rescinded;

(ii)the Participant will automatically forfeit any rights the Participant may have with respect to the Performance Units as of the date of such determination; and

(iii)if the Participant has received shares of Stock as payment with respect to vested Performance Units under the terms of this Award within the one (1) year period immediately preceding or following a violation of Section 8(a) or the one (1) year period immediately preceding a violation of Section 8(b), upon the Company’s demand, the Participant will immediately deliver to the Company a certificate or certificates for shares of Stock (1) equal to the number of shares paid to the Participant under this Award if any part of such payment was made in shares of Stock and/or (2) equal to the value paid to the Participant under the terms of this Award if any part of such payment was made in cash.

(d) Definition of Business.  For purposes of Section 8(a) and Section 8(b), “Business” will mean the business of offering wireless data communication services, including for the purpose of tracking and/or monitoring fixed or mobile assets, the business of designing, manufacturing or distributing modems or terminals that operate on such services, or any other business in which the Company is materially engaged during the Participant’s period of employment or, with respect to any post-employment period, during the six (6) month period immediately preceding the Participant’s termination of employment.

(e) Severability.  The Participant acknowledges and agrees that the period, scope and geographic areas of restriction imposed upon the Participant by the provisions of Section 8 are fair and reasonable and are reasonably required for the protection of the Company.  In the event that any part of this Award, including, without limitation, Section 8, is held to be unenforceable or invalid, the remaining parts of Section 8 and this Award will nevertheless continue to be valid and enforceable as though the invalid portions were not a part of this Award.  If any one of the provisions in Section 8 is held to be excessively broad as to period, scope and geographic areas, any such provision will be construed by limiting it to the extent necessary to be enforceable under applicable law.

(f) Additional Remedies.  The Participant acknowledges that breach by the Participant of this Award would cause irreparable harm to the Company and that in the event of such breach, the Company will have, in addition to the remedies set forth in Section 8(c), monetary damages and other remedies at law or in equity, the right to an injunction, specific performance and other equitable relief to prevent violations of the Participant’s obligations hereunder.

9. Miscellaneous.

(a) This Award does not confer on Participant any right with respect to the continuance of any relationship with the Company or its subsidiaries, nor will it interfere in any way with the right of the Company to terminate such relationship at any time.

(b) To the extent that any payment of any Performance Unit is made in shares of Stock pursuant to the terms of this Award, the Company will not be required to deliver any shares of Stock upon vesting of any Performance Units until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied, provided that in all cases the delivery of any shares of Stock will be made within such time frame following the scheduled payment date as is required to avoid a violation of the requirements of Section 409A.

(c) To the extent there is any conflict between the terms contained in this Award and the Plan, the terms of the Plan will control.

(d) [This Award is also subject to the Company’s Executive Incentive Compensation Recoupment Policy, as in effect from time to time.]1

[1]	Include for executive officers and designated employees subject to the Executive Incentive Compensation Recoupment Policy.

Please acknowledge your agreement to the terms and conditions of this Award by signing below and returning an executed copy of this Award to the Company.

ORBCOMM Inc.

By:
Christian G. Le Brun
Executive Vice President,
General Counsel and Secretary

Dated:

Acknowledged and Agreed:

Name:
Date:

Fiscal Year [2017 -2018] Long-Term Incentives

Fiscal Year	Minimum Market Price as of December 31	Minimum Market Price Percentage	Target Market Price as of December 31	Market Price Percentage

[2017]	$(*)	50%	$(*)	100%

[2018]	$(*)	50%	$(*)	100%

[2019]	$(*)	50%	$(*)	100%

For Market Prices below the Minimum Market Price, the applicable percentage will be 0%.

For Market Prices between the Minimum Market Price and the Target Market Price, the applicable percentage will be interpolated on a straight line basis between 50% and 100%.

In no event shall the applicable percentage exceed 100% for any Performance Period.

(*)Minimum and Target Market Prices for fiscal 2017-2019 to be determined by the Compensation Committee on or before December 31, 2016.